EXHIBIT 99.1

[LOGO]

NEWS RELEASE

For release July 17, 2003

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.45 PER SHARE AND DIVIDEND OF $0.45 PER SHARE

FOR SECOND QUARTER 2003

SANTA MONICA, California – (July 17, 2003) – For the second quarter ended June 30, 2003 and based on a weighted average of 30,147,028 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today reported unaudited net income of $13,572,478, or $0.45 per share.

The Company also declared a dividend of $0.45 per share. The dividend is payable on August 11, 2003 to holders of record as of the close of business on July 28, 2003 and the ex-dividend date is July 23, 2003.

Mortgage assets held at June 30, 2003 were approximately $3.4 billion and were allocated as follows: 24% Agency ARMS, 64% Agency hybrid ARMS, 11% Agency fixed-rate MBS, and 1% Agency floating-rate CMO. Approximately 72% of the assets were invested in FNMA securities with the balance invested in FHLMC and GNMA securities.

At June 30, 2003, the weighted average coupon of the mortgage assets was 4.6% and the unamortized premium was $92 million, or 2.7% of the par value of the mortgage assets. During the quarter ended June 30, 2003, the Constant Prepayment Rate (CPR) of the mortgage assets was 40%, which consists of ARMS at 33% CPR, hybrid ARMS at 45% CPR and fixed-rate MBS at 25% CPR. For the ARM and hybrid ARM assets, the weighted average term to the next interest rate reset date was 24 months.

At June 30, 2003, the outstanding repurchase agreement balance was $3.0 billion with a weighted average interest rate of 1.48% and an average maturity of 210 days.

For the quarter ended June 30, 2003, the yield on average earning assets after amortization of premium was 3.33% while the cost of funds on average borrowings was 1.59%, resulting in an interest rate spread of 1.74%.

The book value on June 30, 2003 was $368 million, or $11.21 per share, based on 32,827,641 shares outstanding on that date. The impact, however, of the $0.45 per share dividend declared on July 17, 2003 will reduce book value to approximately $10.76 per share.

Average shareholder equity for the quarter was $335 million. The return on average equity for the quarter was 4.1%, or 17.2% on an annualized compounded basis.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “As residential mortgage interest rates have declined, the result has been higher refinancing rates which have produced higher premium amortization that has had a negative impact on the yield of our portfolio. In addition, lower mortgage rates result in our reinvestment of the prepaid principal in other mortgage-backed securities with lower expected yields than those being replaced. While pleased that the portfolio has continued to experience smaller increases in prepayments than the mortgage-backed securities market as a whole, we would expect to see high levels of premium amortization and lower yields in the portfolio if the current low levels of mortgage rates persist.

“Nonetheless, we are pleased with our second quarter’s overall results and continue to believe that the current market environment presents our company with opportunities to produce attractive levels of investment income.”

Mr. McAdams will host a conference call today at 5:00 PM Eastern Time, 2:00 PM Pacific Time, to discuss second quarter 2003 results.

The dial-in number for the conference call is 800-901-5231 and the passcode is 14349189. Replays of the call will be available commencing at approximately 7:00 PM Eastern Time, 4:00 PM Pacific Time, through July 21. The dial-in number for the replay is 888-286-8010 and the passcode is 33160659.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

	June 30, 2003	June 30, 2002
	(unaudited)	(audited)
ASSETS
Mortgage backed securities	$3,444,182	$1,686,643
Other marketable securities	—	—
Cash and cash equivalents	267	12,924
Interest and dividend receivable	13,878	9,116
Prepaid expenses and other	674	44

	$3,459,001	$1,708,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reverse repurchase agreements	$3,008,008	$1,449,537
Payable for purchase of mortgage-backed securities	70,681	21,560
Accrued interest payable	10,848	4,182
Dividends payable	—	6,268
Accrued expenses and other	1,554	1,873

	$3,091,091	$1,483,420

Stockholders’ Equity
Common stock, par value $.01 per share; authorized 100,000 shares; 26,609 and 25,396 issued and 26,559 and 25,346 outstanding respectively	328	229
Additional paid in capital	354,339	227,097
Accumulated other comprehensive income, unrealized gain on available-for-sale securities	6,369	3,440
Retained earnings (deficit)	7,818	(4,436)
Unearned restricted stock	(715)	(794)
Treasury stock at cost (50 shares)	(229)	(229)

	367,910	225,307

	$3,459,001	$1,708,727

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three months ended June 30,
	2003	2002
Interest and dividend income net of amortization of premium and discount	$24,370	$12,217
Interest expense	(10,802)	(5,114)

Net interest income	13,568	7,103

Gain on sales	2,140	1,433
Expenses:
External base management fee	—	(192)
External incentive fee	—	(1,013)
Compensation and benefits	(361)	(18)
Incentive compensation	(1,191)	(324)
Cost incurred in acquiring external manager	—	(3,180)
Other expenses	(583)	(120)

Total expenses	(2,135)	(4,847)

Net income	$13,572	$3,689

Basic earnings per share	$0.45	$0.29

Dividends declared per share	—	1.00

Average number of shares outstanding	29,925	12,733

Diluted earnings per share	$0.45	$0.29

Average number of diluted shares outstanding	30,147	12,823